Exhibit 107
Calculation of Filing Fee Tables
424(b)(5)
(Form Type)
Vaxcyte, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (1)

Fees to Be Paid	Equity	Common stock, par value $0.001 per share	457(r)	14,514,562 (2)	$103.00	$1,494,999,886	0.00014760	$220,662

Fees to Be Paid	Equity	Pre-funded warrants to purchase common stock	457(r)	2,427,184	$103.00 (3)	— (3)	0.00014760	— (3)

				Total Offering Amounts		$1,494,999,886		$220,662

				Total Fee Offsets				—

				Net Fee Due				$220,662

(1)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). Payment of the registration fee at the time of filing of the registrant’s Registration Statement on
Form S-3
(File
No. 333-279735)
on May 24, 2024 was deferred pursuant
to
Rules 456(b) and 457(r) under the Securities Act and is paid herewith.

(2)
Includes 1,893,203 shares of common stock that the underwriters have an option to purchase and 2,427,184 shares of common stock that are issuable upon the exercise of pre-funded
warrants referenced below.

(3)
Represents the sum of the
pre-funded
warrant sales price of $102.999 per warrant and the exercise price of $0.001 per share issuable pursuant to the pre-funded
warrants. Pursuant to Securities and Exchange Commission staff interpretation, the entire fee is allocated to the common stock underlying the pre-funded
warrants.